Ex. 3.1
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SMILEDIRECTCLUB, INC.

SmileDirectClub, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.The name of the Corporation is SmileDirectClub, Inc. The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on April 11, 2019. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on September 17, 2019 (as amended, the “Certificate of Incorporation”).

2.This Certificate of Amendment was duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with Sections 228 and 242 of the DGCL.

3.Effective as of the date of its filing with the Secretary of State of the State of Delaware, Section 8.3 is hereby added to the Certificate of Incorporation of the Corporation, which shall read in its entirety as follows:

Section 8.3 - Limitation on Liability of Officers

No officer shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as an officer; provided, however, that to the extent required by the provisions of Section 102(b)(7) of the DGCL or any successor statute, or any other laws of the State of Delaware, this provision shall not eliminate or limit the liability of an officer (i) for any breach of the officers’ duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the officer derived an improper personal benefit, or (iv) for any action by or in the right of the Corporation. If the DGCL is amended after the date of this Amended and Restated Certificate of Incorporation to authorize the further elimination or limitation of the liability of officers, then the liability of an officer of the Corporation, in addition to the limitation on personal liability provided in this Amended and Restated Certificate of Incorporation, shall be limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Section 8.3 shall not adversely affect any limitation on the personal liability or any right or protection of an officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

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[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed by David Katzman, its Chief Executive Officer, this 1st date of June, 2023.

SMILEDIRECTCLUB, INC.

By:	/s/ David Katzman

Name:	David Katzman
Title:	Chief Executive Officer